UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	June 9, 2009

BIO-BRIDGE SCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51497	20-1802936

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 West 22nd Street, Suite 615, Oak Brook, Illinois	60523

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   630-928-0869

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management.  When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements.  Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01 Entry into a Material Definitive Agreement.

As used in this report, “we”, “us”, “our” or “BGES” refer to Bio-Bridge Science, Inc., a Delaware corporation and its subsidiaries.

On June 9, 2009 Bio-Bridge Science (HK) Co., Ltd., a wholly-owned subsidiary of Bio-Bridge Science, Inc. entered into an equity joint venture contract with JR Scientific Inc., a California based manufacturer of classical and custom cell culture medium and sera products (“JRS”) and several other investors, to form a new cell culture medium joint venture in Beijing, China.  The registered capital of the joint venture will be RMB 10,000,000 (approximately US$ 1,464,000). We will invest RMB 5,100,000 (approximately US$732,000) in cash in the joint venture for 51% of the equity and JRS will contribute certain technology for 15% of the equity.  The balance of the equity will be purchased by investors.  The joint venture agreement requires prior written Chinese governmental approval. The joint venture is expected to be formed in September 2009.

Item 9.01 Financial Statements and Exhibits

         (c)  Exhibits.

Exhibit Number	Description
1.01	Equity Joint Venture Contract dated June 9, 2009 (translated from Chinese version)

99.1	Press release dated June 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-BRIDGE SCIENCE, INC.

Date: June 10, 2009
/s/ Liang Qiao, MD
Liang Qiao, MD
Chief Executive Officer